EXHIBIT 99.2

News Release

PROLOGIS ANNOUNCES RESIGNATION OF JOHN W. SEIPLE AS PRESIDENT AND
CHIEF EXECUTIVE OFFICER OF NORTH AMERICA

Denver, CO – July 13, 2005 – ProLogis (NYSE: PLD), a leading provider of distribution facilities and services, announced today that John W. Seiple, Jr. will resign as President and Chief Executive Officer of North America for ProLogis, with the completion of the previously announced merger with Catellus Development Corporation (NYSE: CDX). He will terminate his employment with the company effective December 31, 2005.

Jeffrey H. Schwartz, Chief Executive Officer, stated, “John has made numerous and substantial contributions to ProLogis for more than a decade. His leadership of our North American operations and development activities over the past six years has helped ProLogis achieve its position today as the continent’s largest provider of distribution space.

“Additionally, John has helped build a very experienced, talented team at all levels throughout our North American organization. On behalf of all our ProLogis associates, I would like to thank John for helping ProLogis achieve many significant milestones over the past 12 years, and we wish him the very best in all his new endeavors,” Mr. Schwartz added.

John Seiple responded, “I am grateful to have had the opportunity to participate in the extraordinary growth of ProLogis from the earliest days. Today, ProLogis is, without question, the industry leader due to the efforts of our associates worldwide. This is a great time for a transition, as our unparalleled North American team and leading market position will be further strengthened with the integration of new Catellus team members.”

Upon completion of the Catellus merger, Ted Antenucci, currently president of Catellus Commercial Development, will assume the majority of Mr. Seiple’s responsibilities.

ProLogis is a leading provider of distribution facilities and services with 310.8 million square feet (28.9 million square meters) in 2,043 distribution facilities owned, managed and under development in 75 markets in North America, Europe and Asia. ProLogis continues to expand the industry’s first and largest global network of distribution facilities with the objective of building shareholder value. The company expects to achieve this through the ProLogis Operating System® and its commitment to be ‘The Global Distribution Solution’ for its customers, providing exceptional facilities and services to meet their expansion and reconfiguration needs.

Media Contact:	Rick Roth
ProLogis
(303) 576-2641
rroth@prologis.com

Financial Contact:	Melissa Marsden
ProLogis
(303) 576-2622
mmarsden@prologis.com